Exhibit 4.37

Exclusive Management Service and Business Cooperation Agreement

(English translation)

This Exclusive Management Service and Business Cooperation Agreement (this “Agreement”) is entered into as of November 26, 2019, by and among the following parties in Beijing, the People’s Republic of China (“PRC”):

Party A:	Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.
Party B:	Beijing Haidian Bright Scholar Training School

Party C: Beijing Elib Technology Co., Ltd.

(Each of Party A, Party B and Party C, a “Party”, and collectively the “Parties”.)

WHEREAS,

(1)	Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, owning resources to provide technical support and consulting services;

(2)	Party B is a limited liability company duly registered and validly existing under the PRC laws and engages in English Training (“Educational Services”).

(3)	Party C is the shareholder of Party B and owns 100% of the equity interests of Party B;

(4)

Party A agreed to provide exclusive education management consultant, intellectual property license, technical support and operation support service to Party B with Party A’s advantages in human resource, technology and information. Party B agreed to accept such relevant services from Party A.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.	Provision of Services

1.1

In accordance with the terms and conditions herein, Party B and Party C appoint Party A as Party B ’ exclusive technical and service provider to provide full-scope education management consultant, intellectual property license, technical support and consultant services as provided in Appendix I. Party B are referred to as “Service Accepting Party”.

Party B shall determine the specific contents of services within the scope listed in Appendix II with Party A or any entity designated by Party A based on the actual need in their business. Both parties confirm that the services provided by Party A are confined to the approved operation scope. In the event Party B require Party A to provide services beyond the approved operation scope, Party A is entitled to designate a third party or expand Party A’s operation scope with accordance to PRC laws and obtain relevant approvals, to provide such services.

1.2

Party B and Party C further agree that during the effective period of this Agreement, Party B and Party C shall not, and shall cause the affiliates of them not to, directly and indirectly obtain the same or similar exclusive technical and services as provided under this Agreement from any third party, or establish any similar business cooperative relation with any third party with respect to the matters stipulated herein.

1.3

To ensure the normal operation of the ordinary business of Party B, Party A may, but is not obligated to, in its discretion and in accordance with the PRC laws, provide guarantee for the performance of the agreements entered into by Party B or with any third party with respect to the business of Party B. Party B and Party C hereby agree and confirm that if they need to provide any guarantee for the performance under any agreement or loan of Party B and/or during their operation, they will ask Party A to act as their guarantor first.

2.	Service Fee and Payment

2.1

By considering the contents of specific services provided and the target of service, Party A may determine, in its discretion, a fair service fee and proper payment arrangement according to the income and student number of Party B in a fixed period. The calculation and payment arrangement of the service fee is provided in Appendix I of the Agreement.

2.2

If Party A determines the fee calculation mechanism specified herein should no longer apply due to whatever reason and need to be adjusted, Party A shall actively and faithfully propose an adjustment scheme to determine a new fee standard or mechanism. If Service Accepting Party does not respond within seven (7) days after receiving the adjustment scheme as mentioned above, it shall be deemed as having accepted the adjustments proposed by Party A.

3.	Intellectual Properties

3.1

Party A shall solely and exclusively enjoy any ownership, interest and right of the intellectual properties produced by performance under this Agreement, including but not limited to copyrights, patents, rights of application for patents, technical secrets and business secrets, and without Party A’s consent, Party B have no rights other than those provided herein and shall actively take all necessary measures to help Party A obtain such intellectual properties. For avoidance of doubt, any intellectual property that is in the process of filing with governmental authorities or owned by Party B or shall be transferred by the beneficial owner or the applicant of such intellectual property to Party A or its affiliate as appointed by Party A and Party B shall execute transfer agreement for such intellectual property unless Party A have confirmed that such intellectual properties are necessary for Party B or in their ordinary business or such intellectual properties shall be held by Party B or according to relevant PRC laws and regulations.

3.2

If a development made by Party A is based on the intellectual properties owned by Party B, Party B shall ensure that such intellectual properties are flawless. Otherwise, Party B shall indemnify Party A for all damages and losses caused to Party A by any flaw of such intellectual properties. If Party A is liable to any third party for such reason, Party A is entitled to recover all of its losses from Party B.

3.3	This Article 3 shall survive any modification, dissolution or termination of this Agreement.

4.	Exercise of Party A’s rights

In view of Article 1 in this Agreement, in order to specify respective rights and obligations of each Party, to ensure Party A’s actual performance in providing management services to Party B under this Agreement, and to ensure the implementation of business services between Party A, Party B and the payment of the amounts that shall be paid by Party B to Party A, Party B and Party C agree as below:

4.1

Party A is entitled to provide suggestions and requirements with respect to Party B’ operation, financial management and employment, and Party B shall strictly carry out or abide by such suggestions or requirements.

4.2

Party C, Party B shall elect directors of Party B as designated by Party A according to laws, regulations and Articles of Association of the companies or schools, cause such elected directors to elect the person recommended by Party A as the chairman of the board of directors, and appoint the persons designated by Party A as senior managers of Party B , including but not limited to the headmaster of schools, manager, the chief financial officer, the responsible officers of each branch of business, financial managers, financial superintendents and accountants.

4.3	Party C, Party B and/or shall dismiss any director and/or senior manager of Party B in accordance with the requirement of Party A, and elect and engage others as designated by Party A.

4.4

For the purpose of Article 4.3, Party C, Party B shall conduct necessary internal and external procedures in accordance with law, Articles of Association and this Agreement to complete such dismissal and engagement procedures.

4.5

Party A is entitled to inspect accounts of Party B periodically and at any time. Party B shall keep accounts timely and accurately, and provide accounts, audit reports, financial statements and any operation records, business contracts, financial materials for Party A upon Party A’s requests. During the effective period of this Agreement and in accordance with relevant laws, Party B shall assist Party A and any third party designated by Party A to conduct audit (including but not limited to audit of affiliated transactions and any other audits), provide information and materials with respect to Party B ’ operation, business, clients, finance and employees, and permit Party A or Party A’s affiliates to disclose such information and materials to satisfy securities supervision requirement.

4.6

Party C hereby agrees that as of the date hereof, it shall execute a Power of Attorney the form and substance of which shall be satisfied by Party A, and shall comprehensively, appropriately, and completely perform the obligation under such Power of Attorney, including but not limited to unconditionally and irrevocably authorize Party A or the party designated by Party A (the “Trustee”, and Party C shall not be such Trustee) to exercise the rights of shareholder and/or director of Party B as Party C’s agent according to the Trustee’s own will.

4.7

Upon Party A’s requests in writing, Party B and Party C shall set all accounts receivable and/or other legal assets which could be disposed as collaterals to guarantee service fee payment under Article 2.1 of this Agreement. During the effective period of this Agreement, Party B shall maintain complete licenses necessary for its business operation and the right and capacity to conduct relevant business in China.

4.8

In the event Party B conduct the dissolution or the liquidation for whatever reason, Party C, Party B shall assign personnel recommended by Party A as liquidators permitted by PRC laws and regulations to manage the property of Party B. In the event Party B conduct the dissolution or the liquidation, no matter Article 4.9 can be enforced or not and subject to the restriction under PRC law, Party C, Party B shall respectively deliver all residual property obtained from the liquidation of Party B or under PRC laws and regulations to Party A.

4.9

Without Party A’s prior written consent, Party B shall not conduct any transaction that may have substantial effect on their assets, obligations, rights or operation, including but not limited to the followings:

a)	conducting any business beyond the scope of normal operation or in the way different from prior usual manners;

b)	raising a loan from a third party or undertaking any debts;

c)	changing or removing any director or any senior manager;

d)	selling, purchasing or disposing any asset or interest in any manner from/to any third party, including but not limited to intellectual properties;

e)

using corporate assets or intellectual properties as collaterals, providing warranties in any other ways, or placing any other encumbrances on corporate assets other than for the debts owed by Party B;

f)	modifying the Articles of Association or the scope of operation;

g)	modifying corporate operation modes, business procedures or any significant internal regulations;

h)	making significant adjustment on business modes, marketing strategies, operation tactics or client relationship;

i)	distributing profits and dividend in any manner;

j)	conducting liquidation and distributing residual properties;

k)	transferring or assigning rights and obligations hereunder to any third party;

l)	entering into any agreement or arrangement that conflicts with this Agreement or may damage Party A’s rights and interests under this Agreement;

m)

engaging in any arrangement of contractual operation, leasing management, merger, division, join venture, shareholding reform or other method to change the method of operation and equity structure, or disposing any or all asset or equity interest of Party B or by transfer, sale, conversion or any other manners.

Furthermore, Party C shall cause Party B to notify Party A timely of any event that has or may have significant adverse effect on business and operation of Party B, and make their best effort to prevent the occurrence of such event and/or the expansion of damages.

4.10Party B hereby grants to Party A an irrevocable and exclusive Purchase Right which subject to the PRC laws allows Party A to purchase, at its option, any or all of the asset and business of Party B with the lowest price as permitted under PRC laws. Parties shall separately execute an agreement for such transfer of assets and business and determine the terms and conditions for such transfer of assets and business.

5.	Term and Right of Termination

5.1	The Agreement is executed and becomes effective as of the date stated above.

5.2	Unless all Parties reach an agreement to early terminate this Agreement, the term of this Agreement shall be effective during the business operation period of Party A, Party B.

5.3	Party A shall have the option to terminate this Agreement at any time. During the performance of this Agreement, Party A is entitled to terminate this Agreement with written notice at any time.

5.4	Without Party A’s written consent, Party B and/or Party C have no right to terminate this Agreement.

6.	Representations and Warranties

6.1	Party A represents and warrants to Party B as follows:

a)	Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, and has the capability to take civil responsibilities;

b)

Party A has the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party A assumes legal, effective and binding obligations and such obligations are enforceable according to this Agreement;

c)

Neither the execution of this Agreement nor the performance of obligations under this Agreement by Party A shall conflict with, breach or violate (i) any operation license of Party A or any article of Party A’s Articles of Association, (ii) any law, regulation, rule, authorities or approval of government authorities or departments applicable to Party A, or (iii) any provision of contracts or agreements executed by Party A.

6.2	Party B separately and jointly represent and warrant to Party A as follows:

a)	Party B is a limited liability company duly registered and validly existing under the PRC laws, and have the capability to take civil responsibilities with their registered capital;

b)

Party B has the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party B assume legal, effective and binding obligations and such obligations are enforceable according to this Agreement;

c)

Neither the execution of this Agreement nor the performance of obligations under this Agreement by Party B shall conflict with, breach or violate (i) any operation license of Party B or any article of Party B’ Articles of Association, (ii) any law, regulation, rule, authorities or approval of government authorities or departments applicable to Party B, or (iii) any provision of contracts or agreements executed by Party B ;

d)

Party B shall provide relevant information and documents to Party A as required by Party A, and arrange special personnel to correspond and coordinate with Party A and assist Party A with on-site research and collection of materials in Party B;

e)

If necessary, Party B shall provide requisite working facilities and conditions to the special personnel arranged by Party A, and bear related expenses and costs incurred by such personnel during the period of the provision of the management service;

f)

Develop and operate education service in effective, prudent and legal manners, and maintain and renew in time requisite licenses and authorities of Educational Services provided by Party B under this Agreement to keep the effective and entire legal validity of such licenses and authorities; establish and maintain an independent account for education service;

g)	Provide Party A with any requisite technology or other materials deemed necessary by Party A, and provide Party A with the access to requisite places and facilities for service under this Agreement.;

h)	Party B shall operate in accordance with relevant laws and regulations, complete all relevant procedure necessary for operation, and provide duplicates of such licenses;

i)

Party B possess all permissions, licenses, authorities, approvals and facilities, and guarantee such permissions, licenses, authorities and approvals are continually effective and legitimate during the whole effective period of this Agreement;

j)	Pay the service fee to Party A on time.

7.	Confidentiality

7.1

This Agreement and all clauses hereof are confidential information. The Parties shall not be disclosed to any third party except for relevant senior officers, directors, employees, agents or professional consultants of such Parties or their affiliates who are relevant with the transaction contemplated under this Agreement and who are obligated to keep such confidential information confidential. This clause shall not apply in the event the Parties are required by relevant laws or regulations or relevant securities exchange institutions to disclose information or contents relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

7.2	This clause shall survive any modification or termination of this Agreement.

8.	Liabilities for Breach of Agreement

8.1

In the event any Party fails to perform any of its obligations under this Agreement, or made any untrue or inaccurate representation or warranty, such Party shall be liable for all the losses of other Parties for breach of the Agreement, or pay the penalties to the other Parties as agreed by the relevant Parties.

8.2

In the event that Party B and/or is deemed as breach of the Agreement in accordance with Article 8.1, Party B and/or shall compensate for entire loses, damages or responsibilities of Party A for the performance under this Agreement or provision of services, including but not limited to damages and costs caused by any suits, claims of compensation, or other requests.

8.3	This clause shall survive any modification or termination of this Agreement.

9.	Force Majeure

Force Majeure Event shall mean any objective circumstance, the occurrence of which is unforeseeable, unavoidable, uncontrollable and insurmountable at the time of execution of this Agreement (including but not limited to earthquake, typhoon, flood, fire, strike, war, and rebellion).

In the event the performance of the Agreement is influenced by any Force Majeure, the Party suffering Force Majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such

Force Majeure within fifteen (15) business days; (ii) take all reasonable and viable manners to mitigate or remove the effect of force majeure, and continue its performance of the Agreement after such effect is mitigated or removed.

10.	Assignment of this Agreement and the Change of Parties

10.1	Without prior written consent of Party A, Party C and Party B shall not transfer, assign any right or obligation under this Agreement to any third party.

10.2	Part B hereby agrees that Party A shall have the right to transfer or assign any of its rights and obligations by informing Party B in writing and without Party B’s prior consent.

10.3

Rights and obligations under this Agreement shall be legally binding upon assignees, successors of the Parties, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, assignment or any other reason.

10.4

In the event that Party C no longer possesses any shares of Party B, Party C shall be deemed no longer as a party of this Agreement. In the event that any other third party becomes a shareholder of Party B, Party B and Party C shall take effort to cause this third party executing relevant legal documents and becoming one of Party C of this Agreement.

11.	Miscellaneous

11.1

This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes may be submitted to China International Economic and Trade Arbitration Commission and be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules then effective of such arbitration commission. The arbitration award shall be final and binding upon all Parties. The language used in arbitration shall be in Chinese. The place of arbitration shall be in Beijing. The Parties hereto shall continue to perform its obligations and exercise its rights hereunder except for those submitted for arbitration. The validity of this Article 11.1 shall not be influenced by the modification, rescission and termination of this Agreement.

11.2	Upon the execution of this Agreement, the Agreement shall substitute any and all covenants, memorandums, agreements or other documents concerning the matters involved in this Agreement.

11.3

This Agreement shall be performed within the scope stipulated by laws. In the event any article or any part of an article is deemed as illegal, invalid or unenforceable by any competent authority or court, such illegality, invalidity or unenforceability shall not affect other articles of this Agreement or other part of this article, and other articles of this Agreement or other part of this article shall remain valid. Parties shall make their best effort to modify such illegal, invalid or unenforceable articles to achieve the purpose of the original articles.

11.4All appendixes hereto are integral parts of this Agreement and shall be equally binding with other parts of this Agreement.

11.5The Agreement is in Chinese and executed in four (4) counterparts, each of Party A, Party B and Party C holds one counterpart.

[The remainder of this page has been left intentionally blank]

Party A: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

(Seal) Seal of Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. Affixed

By:

Name:
Title:

Party B: Beijing Haidian Bright Scholar Training School.

(Seal) Seal of Beijing Haidian Bright Scholar Training School Affixed

By:

Name:
Title:

Party C: Beijing Elib Technology Co., Ltd.

(Seal) Seal of Beijing Elib Technology Co., Ltd. Affixed

By:

Name:
Title:

Appendix I: Contents of Service, Calculation and Payment of the Service Fee

1.	Contents of Service

(1)	Providing opinions and advice for assets, business operation and negotiation, execution and performance of material contracts;

(2)	Providing services for middle or short term market development and market planning;

(3)	Providing service of market research, study and consulting service;

(4)	Providing opinions and advises for handling creditor’s rights and debts;

(5)	Providing the opinions and advices for merger and acquisition;

(6)	Providing services for human resources management, occupation and pre-occupation skills training for employees;

(7)	Licensing of intellectual properties including software, trademark, domain name, technology secrets and etc.,

(8)	Providing services for developing and supporting education software, education courseware, and tutoring;

(9)	Providing consulting and training services for running schools and international courses;

(10)	Providing services of technology development, technology transfer, and technology consulting;

(11)

Providing services for management and maintenance of the human resources information management system, payment management information system, internal informatization management system and other management system;

(12)	Providing services for developing, upgrading of network and the ordinary maintenance, supervision, adjustment and trouble removal of computer network equipment;

(13)	Providing technology consultation and solution for questions about the network facilities, technology products and software of Service Accepting Party;

(14)	Providing services for public relationship;

(15)	Providing services for sale of self-made products;
(16)	Providing ordinary maintenance for office equipment;

(17)	Providing services for seeking and electing appropriate third-party service providers for Service Accepting Party;

(18)	Providing ordinary management service of third-party service providers for the Service Accepting Party;

(19)	Other services determined from time to time by Party A and the Service Accepting Party according to the need of business and capacity of provision of services.

2.	Calculation and Payment of the Service Fee

(1)

The Fee for the services provided under this Agreement is calculated as the balance of general income deducting costs, taxes and other reserved fees stipulated by laws and regulations, the sum of Fee shall be determined by Party A in its discretion taking account of the following factors:

(a)	The technical difficulty and complexity of the services;

(b)	The resources expenditures of Party A and the time costs of employees of Party A concerning the services;

(c)	The contents and commercial value of the services;

(d)	The market price of similar services;

(e)	The operation performance of Service Accepting Party.

(2)

Party A will calculate the fee payable on a fixed term, which is to be determined by Party A and Service Accepting Party shall agree to such decision, and send Service Accepting Party the bill of service fee for the previous term. Service Accepting Party shall pay the fee to the bank account designated by Party A within ten business days after receipt of the bill, and send copy of the remittance certificate by facsimile or mail to Party A within ten business days after payment.

(3)

In addition to the service fee, Service Accepting Party shall bear any and all reasonable cost, advance payment and out-of-pocket expense in any kind (“Expense”) for Party A resulting from or relevant to the performing or providing the services and shall reimburse Party A for all such Expenses.

(4)

Service Accepting Party shall pay to the Party A the service fees and shall reimburse all Expenses according to this Agreement and its supplemental agreements executed from time to time. Party A shall provide to the Service Accepting Party all the official receipts of the service fees and Expense in time. All payment made by Service Accepting Party to Party A shall pay by remittance or in other methods as agreed by both Parties to the bank account designated by Party A. Both Parties agreed that Party A may change the payment instruction from time to time by delivering notice to Service Accepting Party.